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                                                              EXHIBIT 99.2



                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF ALABAMA

In re:                            :
                                  :        CASE NO. 91-02618-APG
THE ENSTAR GROUP, INC.,           :        CHAPTER 11
                                  :
         Debtor.                  :
__________________________________:

                           MODIFIED ORDER ON PROPOSED
                    DISTRIBUTION TO EQUITY SECURITY HOLDERS

         In accordance with this Court's Opinion entered on November 26, 1996 (the "Opinion"), it is hereby ORDERED that The Enstar Group, Inc. ("Enstar") recognize the interests acquired by transferees of Shareholder Interests, as defined in Enstar's Second Amended Plan of Reorganization as Modified (the "Modified Plan"), for purposes of distribution of the New Common Stock of Enstar, including specifically those transferees who acquired their Shareholder Interests after June 1, 1992. Nothing in the Opinion or this Order should be deemed as overruling any provision of the Modified Plan. Rather, by this Order, the Court hereby authorizes all transfers of Stockholder Interests after June 1, 1992, in accordance with Section 11.8 of the Modified Plan.

         In order to effectuate Enstar's recognition of the Shareholder Interests acquired by such transferees in "street name' transactions(1) since June 1, 1992, the Court hereby orders Enstar to distribute New Common Stock for the benefit of holders of Shareholder Interests, whenever





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        (1) For purposes of this Order, "street name" transactions involve transfers of Shareholder Interests where the record holder or "street name" owner of the canceled common stock was The Depository Trust Company ("DTC"), which holds the stock for the benefit of its participants. DTC's participants are brokerage companies and similar entities which in turn have clients or customers who are the beneficial owners of the "street name" stock held of record by DTC. In "street name" transactions, the Shareholder Interests of beneficial owners were traded through brokerage companies, but there was no charge in the record ownership of DTC.

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possible, to the record holder of the canceled stock for the benefit of the actual beneficial owners of the canceled stock. Accordingly, Enstar shall distribute a sufficient prorata amount of New Common Stock to the record holder of stock held in "street name", The Depository Trust Company ("DTC"), in exchange for 23,632,522 shares of Enstar's canceled common stock currently held by DTC for the account of its participants or such other amount as is determined by Enstar and DTC to be the appropriate amount. It is the understanding and direction of the Court that DTC will allocate the New Common Stock received from Enstar to the accounts of is participants, who in turn will make appropriate allocations of the New Common Stock to their customers, the beneficial owners of the stock.

         In addition, Enstar has informed the Court that DTC's records show that DTC holds approximately 12,000,000 additional shares of the canceled Enstar Common Stock, previously surrendered to DTC by participants, in a category described by DTC as "worthless". Enstar is directed to hold in reserve an appropriate prorata amount of New Common Stock to distribute to DTC as DTC's request, in exchange for the shares of canceled Enstar common stock categorized as worthless. Enstar has informed the Court that DTC will notify DTC's participants who have surrendered stock to DTC as worthless. Said notification will instruct the participant to provide DTC with an appropriate request that the participant's account with DTC be credited with New Common Stock in exchange for the worthless stock previously surrendered by the participant, for allocation to beneficial owners with accounts with the participant. Upon receipt of such a request from a participant, DTC will request a distribution of the appropriate amount of New Common Stock from Enstar, and Enstar will distribute such New Common Stock to DTC. Enstar will not





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be required to hold to reserve any such New Common Stock not requested by DTC by December 31, 1997.

        Enstar shall not issue certificates for New Common Stock to persons who have submitted Certifications of Ownership of Canceled Enstar Common Stock ("Certifications") to Enstar, where the submitted Certification indicates that the person was the beneficial owner of canceled common stock held in "street name", Enstar will provide notice to such persons of this Order, informing such persons that the New Common Stock is being distributed to DTC for allocation to the person's broker/participant with DTC and stating that the allocation will be based on current positions with their broker. The notice to such persons will state that they should contact their broker to confirm that New Common Stock has been received and credited to their account.

        This Order supersedes this Court's Order on Proposed Distribution to Equity Security Holders dated November 26, 1996. Except as modified herein, Enstar shall proceed to make prorata distributions of Enstar's New Common Stock and/or cash in accordance with the procedure established by this Court's Order dated September 17, 1996. Pursuant thereto, Enstar will make distributions directly to persons who timely submit Certifications to Enstar which indicate that the persons held their canceled Enstar common stock in "certificate form."

        Done this 30 day of December, 1996.


                                                  /s/ A. Pope Gordon
                                                  -------------------
                                                  A. Pope Gordon,
                                                  Judge United States
                                                  Bankruptcy Court





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